UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 5, 2005

Date of Report (Date of earliest event reported)

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7882	94-1692300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One AMD Place

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices) (Zip Code)

(408) 749-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Effective January 5, 2005, Spansion Japan Limited, (“Spansion Japan”) an indirect subsidiary of Advanced Micro Devices, Inc., (the “Company”) consummated a sale and lease-back financing transaction for certain semiconductor manufacturing equipment in the amount of up to approximately 8.2 billion yen (or up to approximately $78.1 million based on a U.S. dollar to yen exchange rate of $1.00 to ¥104.93 as of January 7, 2005). Mizuho Securities Co., Ltd. and Sumisho Lease Co., Ltd., acted as the arrangers of this transaction.

In connection with this transaction, Spansion Japan entered into a Master Purchase Agreement and a Master Lease Agreement with SumiCrest Leasing Ltd., a special purpose company wholly owned by Sumisho Lease Co., effective as of January 5, 2005. Pursuant to the terms of the Master Purchase Agreement, Spansion Japan will sell the equipment to SumiCrest Leasing in two tranches. In order to purchase the equipment, Sumicrest Leasing borrowed 85 percent of the purchase price (the “Debt Portion”) from Mizuho Corporate Bank, Ltd., Tokyo Leasing Co., Ltd., and Fuyo General Lease Co., Ltd. SumiCrest Leasing obtained the remaining 15 percent of the purchase price in the form of an equity investment (the “Equity Portion”) from its parent company, Sumisho Lease Co.

Simultaneously with the sale of the equipment, Spansion Japan will lease the same equipment back from SumiCrest Leasing pursuant to the terms of the Master Lease Agreement. The lease rental fees will be paid in six equal semi-annual payments and are calculated as follows. With respect to the Debt Portion, Spansion Japan will pay SumiCrest Leasing an amount equal to the applicable portion of the principal borrowed by SumiCrest plus TIBOR plus 2 percent. With respect to the Equity Portion, Spansion Japan will pay SumiCrest Leasing an amount equal to TIBOR plus 3.75 percent

The lease period commences of the date of execution of each tranche and terminates on December 31, 2007. At the expiration of the lease term, Spansion Japan has the option of either returning or purchasing the equipment at an agreed upon price. In addition, Spansion Japan can renew the lease if SumiCrest Leasing and Spansion Japan agree upon the renewal terms not later than six months prior to the expiration of the lease term.

Pursuant to the terms of the Master Lease Agreement, Spansion Japan is required to comply with the following financial covenants:

•	ensure that its assets exceed liabilities as of the end of each fiscal year and each six-month (mid-year) period;

•	maintain net adjusted tangible assets (as defined in the Master Lease Agreement) at an amount not less than 60 billion yen (approximately $572 million based on a dollar to yen exchange rate as of January 7, 2005) as of the last day of each fiscal quarter;

•	maintain total net income plus depreciation of 21,125 million yen as of the last day of fiscal year 2005 and 19,500 million yen as of fiscal 2006 (approximately $201million and $186 million, respectively, based on a dollar to yen exchange rate as of January 7, 2005); and

•	ensure that as of the last day of each of fiscal 2005 and fiscal 2006, the ratio of (a) net income plus depreciation to (b) the sum of interest expenses plus agreed repayments plus maintenance capital expenditures for its facilities located in Aizu-Wakamatsu, Japan, is not less than 120 percent.

SumiCrest Leasing can terminate the Master Lease Agreement and accelerate Spansion Japan’s rental payment obligations in the event: (i) Spansion Japan fails to make any rental payments, or otherwise breaches any of its obligations and such breach is not remedied within 5 bank business days after Spansion Japan receives written notice thereof; (ii) Spansion Japan fails to maintain insurance as required under the Master Lease Agreement; (iii) Spansion Japan suspends or reserves payments to a third party for any debts, taxes or other public charges; (iv) Spansion Japan fails to comply with any undertakings set forth in the Master Lease Agreements; (v) any petition is filed against Spansion Japan for the commencement of bankruptcy, civil rehabilitation, corporate consolidation or corporate reorganization proceedings; (vi) any material change occurs with respect to Spansion Japan’s assets, creditworthiness or shareholders; (vii) any adverse change has occurred or may possibly occur to Spansion Japan’s business or financial condition and acceleration of all liabilities is deemed reasonably required by SumiCrest

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Leasing; or (viii) any change has occurred with respect to Fujitsu’s holding, directly or indirectly, 40 percent of more of the issued and outstanding interests of Spansion LLC, the parent company of Spansion Japan and a majority owned subsidiary of the Company.

Because most amounts under the agreements referenced above are denominated in yen, the dollar amounts stated above are subject to change based on applicable exchange rates. We used the exchange rate as of January 7, 2005 of $1.00 to ¥104.93 to translate the amounts denominated in yen into U.S. dollars.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED MICRO DEVICES, INC.

Date: January 11, 2005	By:	/s/ Robert J. Rivet
	Name:	Robert J. Rivet
	Title:	Executive Vice President and CFO

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